Exhibit 99.1

DAVIDsTEA APPOINTS TWO NEW INDEPENDENT DIRECTORS

MONTREAL, August 24, 2018 — DAVIDsTEA Inc. (Nasdaq: DTEA) is pleased to announce the appointment of Anne Darche and Susan L. Burkman to its Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee of the Board.

Anne Darche is a marketing and consumer-trends specialist with a 20-year career in Montreal advertising agencies, primarily as a co-owner, VP for strategic planning and president.  The agency she helped build and administer, Allard Johnson (now KBS), has become one of Canada’s leading advertising firms.  A respected speaker, she has been heard regularly on Radio-Canada sharing her views on trends, breakthroughs and market disruptions.  Ms. Darche serves as a director of Groupe Germain Hôtels, a company based in Quebec City that owns and operates hotels across Canada, Knowlton Development Corporation (KDC), a leading North American contract manufacturer of health and beauty-care products, and 48North Cannabis Corp., a company listed on the TSX Venture Exchange whose wholly-owned subsidiary is a licensed producer of medical cannabis in Canada.  She is also chair of MU, a not-for-profit organization devoted to beautifying the city of Montreal by creating murals that are anchored in local communities.  Ms. Darche holds a Bachelor of Arts degree in graphic design from Université Laval and a Masters of Business Administration degree from Université de Sherbrooke and is a Chartered Director.

Susan L. Burkman is an experienced financial consulting executive.  Throughout her 35 years in the investment banking industry, she has successfully led equity, M&A, and valuation and fairness opinion transactions in excess of $6 billion for Canadian companies across numerous industries.  Since 2007, she has been majority shareholder and President of Burkman Capital Corporation, an investment banking boutique located in Bromont, Québec.  From 1997 to 2007, Ms. Burkman was a partner at Griffiths McBurney and Partners and a Director at GMP Securities where she led the Investment Banking Group in Montreal.  Prior thereto, Ms. Burkman was President of Mathurin-Burkman Inc., an investment banking boutique, a Vice-President and member of the Board of Directors of McNeil Mantha Inc., then a publicly-traded Canadian securities brokerage firm, and held positions with Wood Gundy Securities in Toronto and with the Corporate Banking division of Bank of Montreal.  Ms. Burkman started her professional career as an auditor with KPMG at its Pittsburgh, Pennsylvania and Toronto, Ontario offices.  Since 2012, Ms. Burkman has been a member of the Board of Directors of Olameter Inc., a provider of outsourced utility solutions in North America based in Montreal.  Ms. Burkman holds both a Bachelor of Arts degree and Masters of Business Administration degree from the University of Pittsburgh and became a Certified Public Accountant in Pennsylvania.

The Board considers that both Anne Darche and Susan L. Burkman are “independent directors” within the meaning of applicable securities regulations.  The Board of Directors of DAVIDsTEA is now comprised of Herschel Segal, Susan L. Burkman, Anne Darche, Pat De Marco, Emilia Di Raddo, Max Ludwig Fischer and Peter Robinson.

DAVIDsTEA also announces that the Board of Directors has appointed Peter Robinson and Susan L. Burkman as members of the Audit Committee of the Board of Directors, chaired by

Pat De Marco.  Mr. Robinson was until recently CEO of the David Suzuki Foundation and prior thereto CEO of Mountain Equipment Co-op, a Canadian consumers’ cooperative.  The Board of Directors also appointed Anne Darche and Emilia Di Raddo as members of the Human Resources and Compensation Committee of the Board of Directors, chaired by Max Ludwig Fischer.  The Board expects to appoint a “lead director” at its next meeting, scheduled to be held in September.

DAVIDsTEA is also pleased to announce the appointment of three new Vice-Presidents, namely, Nathalie Binda, Vice-President, Marketing & E-Commerce, Martin Hillcoat, Vice-President, Supply Chain, and Alana Lapierre, Vice-President, Human Resources, and the return of Sarah Segal as Vice-President, Product Development & Innovation, a position Ms. Segal held prior to the recent annual meeting of shareholders.  They join April Sabral, Vice-President, Retail Sales & Operations, Nathalie Pelchat, Vice-President, Merchandising, and Dominique Choquette, Vice-President, IT, on DAVIDsTEA’s management team, reporting to Herschel Segal, Executive Chairman and Interim Chief Executive Officer.

DAVIDsTEA also announces that Howard Tafler, Chief Financial Officer, has tendered his resignation in order to accept a position in another industry.  Herschel Segal and the Board of Directors sincerely thank Howard Tafler for his valued contribution and loyalty to DAVIDsTEA over the last eight years and wish him the very best in his new position.  The resignation takes effect in 30 days.  The Board of Directors has appointed Joe Bongiorno, Director of Finance of DAVIDsTEA, as Interim Chief Financial Officer and has commissioned the Human Resources and Compensation Committee to initiate the process of finding a new Chief Financial Officer.

About DAVIDsTEA

DAVIDsTEA is a retailer of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts, accessories and food and beverages, primarily through 240 company operated DAVIDsTEA stores throughout Canada and the United States as of May 5, 2018, and its website, davidstea.com. The Company is headquartered in Montréal, Canada.

Investor Contact MaisonBrison Communications Pierre Boucher 514-731-0000 investors@davidstea.com	Media Contact MaisonBrison Communications Rick Leckner 514-731-0000 rickl@maisonbrison.com